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                                                                   FILE NO. 811-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                     Name: ABN AMRO Variable Insurance Trust

Address of Principal Office (No. & Street, City, State, Zip Code):

                             161 North Clark Street
                             Chicago, Illinois 60601

Telephone Number (including area code):   (312) 884-2139

Name and address of agent for service of process:

                               Kenneth C. Anderson
                        ABN AMRO Variable Insurance Trust
                             161 North Clark Street
                             Chicago, Illinois 60601

                                    Copy to:

                                Cathy G. O'Kelly
                     Vedder, Price, Kaufman & Kammholz, P.C.
                            222 North LaSalle Street
                             Chicago, Illinois 60601

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES  [X]               NO  [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and the State of Illinois on the 27th day of January 2006.

Attest:                                        ABN AMRO VARIABLE INSURANCE TRUST

/s/ Gerald F. Dillenburg                       BY: /s/ Kenneth C. Anderson
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Gerald F. Dillenburg                               Kenneth C. Anderson
Secretary                                          President

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